Exhibit 99.1

Océ to acquire Imagistics International Inc.

Venlo, the Netherlands, September 16, 2005 - Océ N.V., one of the world’s leading suppliers of high quality and innovative products and services for professional printing and document management services, and Imagistics International Inc., a direct sales and services provider of document imaging solutions, serving the USA, U.K. and Canada and headquartered in Trumbull, Connecticut, USA, today announced that they have entered into a definitive agreement for Océ to acquire all the outstanding shares of Imagistics for $ 42 per share in cash.

The Supervisory Board and the Board of Executive Directors of Océ have approved the transaction. Likewise, the Board of Directors of Imagistics has approved the transaction.

Rokus van Iperen, Chairman of the Board of Executive Directors of Océ: “This acquisition accomplishes Océ’s strategic goal to expand and strengthen distribution power, in particular in the US market. We believe that culturally and strategically Océ and Imagistics are an excellent fit. Both companies have a solid financial position, and both serve complementary segments of the printing and document management markets. As a result of this acquisition we will be even better positioned to offer a complete range of value added solutions and world class products and services to our customers.”

Marc Breslawsky, Chairman and CEO of Imagistics: “Together, Océ and Imagistics will make a powerful combination, as our companies clearly complement each other. Our customers will have comprehensive product coverage across all segments, all from one company, across the world. We expect that Océ and Imagistics will become a major force in the US office market, with superior growth prospects globally. I believe that this transaction is in the best interests of the employees, customers, suppliers and shareholders of Imagistics.”

The Imagistics management will play an important role in the new company. Marc Breslawsky will be nominated to join the Executive Board of Océ N.V. at the Annual Shareholders Meeting. Imagistics employs 3,400 people of which approximately 1,200 are in direct sales and 1,200 in service. In both Canada and the U.K. the company has 100 employees. This acquisition will enable Océ to gain a strong market position among Fortune 1000 companies in the USA, as well as regional midsize businesses and non-profit organisations.

Océ N.V.
P.O. Box 101, 5900 MA Venlo, the Netherlands +31 77 359 2240 Océ investor information on Internet: http://investor.oce.com

Press release Océ N.V.

Business rationale for the combination

•	The merger will substantially increase Océ’s distribution power and expand its presence in the United States corporate printing market.

•	As a result of the transaction superiour account coverage can be given to national and international customers in both the USA and Europe.

•	The two companies complement each others’ product offerings. Océ brings excellent wide format printers, high volume printing systems, software and services based on superior own technology. Imagistics brings best-of-breed product coverage in the high, mid and lower volume segments. The Océ portfolio of hardware and software perfectly complements the current Imagistics product line.

•	Océ Business Services provides world class document management services, which can be offered to the Imagistics customers.

Economic rationale for the combination

•	Imagistics shareholders will be paid $ 42 per share of common stock in cash. Total purchase price for 100 per cent of the shares will be approximately $ 685 million, representing an EV/Sales multiple of 1.3 and an EV/EBITDA multiple of 7.2.

•	The acquisition is expected to result in accelerated growth of revenues and profit.

Under the terms of the definitive agreement, a subsidiary of Océ will commence a cash tender offer to acquire all of Imagistics’ outstanding common stock. Upon completion of the offer, Océ will effect a merger between this subsidiary and Imagistics in which the remaining Imagistics shareholders will receive $ 42 per share in cash. Consummation of the transaction is subject to certain conditions, including the valid tender of at least a majority of the outstanding shares of common stock of Imagistics on an as-if converted basis and the expiration of the Hart-Scott-Rodino waiting period. It is anticipated that the transaction will be completed during the fourth quarter of 2005. This tender offer is only launched in the USA.

Notice to Investors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for outstanding shares of Imagistics described in this press release has not commenced. At the time the offer is commenced, Océ’s subsidiary will file a tender offer statement with the US Securities and Exchange Commission and Imagistics will file a solicitation and recommendation statement with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be made available to Imagistics’ shareholders at no expense to them. In addition, these materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov).

September 16, 2005 Page 2

Press release Océ N.V.

Forward-looking statements

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which may be expressed in a variety of ways, including the use of future or present tense language, refer to future events. Océ has based these forward-looking statements on its current expectations and projections about future events. Océ’s expectations and projections may change and Océ’s actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements based on various important factors, risks and uncertainties which are neither manageable nor foreseeable by Océ (and some of which are beyond Océ’s control).

When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this report or in Océ’s other annual or periodic filings made with the United States Securities and Exchange Commission. In the light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

These factors, risks and uncertainties include, but are not limited to changes in economic and business conditions, customer demand in competitive markets, the successful introduction of new products and services into the markets, developments in technology, adequate pricing of products and services, competitive pricing pressures within Océ’s markets, the financing of Océ’s business activities, efficient and cost-effective operations, changes in foreign currency exchange rates, fluctuations in interest rates, political uncertainties, changes in governmental regulations and laws, tax rates, successful acquisitions, joint ventures and disposals and the effects of recent or further terrorist attacks and the war on terrorism.

For a more detailed discussion of the factors, risks and uncertainties that may affect Océ’s actual results, performance or achievements, you should refer to pages 69 to 73 of the annual report for 2004, Océ’s Annual Report on Form 20-F and any other filings made by Océ with the United States Securities and Exchange Commission.

Océ’s forward-looking statements speak only as of the date on which the statements are made, and Océ is under no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

September 16, 2005

Océ N.V.

Venlo, the Netherlands

For further information:

Investor Relations:

Pierre Vincent

Senior Vice President Investor Relations

Venlo, the Netherlands

Telephone +31 77 359 2240

E-mail investor@oce.com

Press:

Paul Hollaar

Vice President Corporate Communications

Venlo, the Netherlands

Telephone + 31 77 359 2000

September 16, 2005 Page 3